Exhibit 99.2

RENAISSANCE LEARNING

Moderator: Mary Minch

04-16-09/4:00 pm CT

Confirmation # 8991574

RENAISSANCE LEARNING

Moderator: Mary Minch

April 16, 2009

4:00 pm CT

Operator:  Good afternoon, ladies and gentlemen, and thank you for standing by.  Welcome to Renaissance Learning’s First quarter Earnings conference call.

At this time, everyone is on a listen-only mode.  Later, there will be an opportunity for you to ask questions and instructions will be given at that time.  As a reminder, your conference is also being recorded.

At this time, I would like to introduce the Chief Financial Officer, Mary Minch.  Ms. Minch, please go ahead.

Mary Minch:  Good afternoon.  I am Mary Minch, Chief Financial Officer of Renaissance Learning and I would like to welcome everyone to our first quarter conference call.  With me today is Terry Paul our Chief Executive Officer and Steve Schmidt, our President and Chief Operating Officer.

Before beginning, I need to point out that this call may include information constituting forward-looking statements, made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding growth initiatives and management’s expectations with respect to orders and financial results for future periods.

RENAISSANCE LEARNING

Moderator: Mary Minch

04-16-09/4:00 pm CT

Confirmation # 8991574

These forward-looking statements are based on current expectations and various assumptions, which management believes are reasonable.

Any such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements.

Factors that could cause or could contribute to such differences include those matters disclosed in our first quarter earnings release and in the company’s Securities and Exchange Commission filings, including Forms 10-K and 10-Q.

I will begin our call today with a review of the first quarter financial results.  And then Steve will provide some brief comments about our operation.  Following our comments, we will be happy to take your questions.

First quarter revenue of $28.9 million nearly matched last year’s level, down just 1.8% from first quarter 2008 revenue of $29.4 million.  Net income was $3.9 million, or 13 cents per share, up nearly 50% compared to $2.6 million, or 9 cents per share, one year ago.

Total orders for the first quarter were down 16% versus the first quarter of 2008.  We expect lower order rates in our fourth and first quarters due to increased seasonality in order patterns caused by our transition to selling software on a subscription basis.  More subscription orders are now placed in Q2 and Q3 versus historical patterns of significant quiz sales in Q1 and Q4.

In addition, the economic downturn and the cautionary spending practices of our customer base also played a role in our first quarter order rates causing a larger decline in orders than anticipated.

RENAISSANCE LEARNING

Moderator: Mary Minch

04-16-09/4:00 pm CT

Confirmation # 8991574

While software orders are becoming more seasonal, revenue is becoming less seasonal due to the smoothing effect of deferred revenue.  Therefore, total revenue declined just 1.8%.  Product revenue was down $1.5 million or 7% primarily due to decreases in orders this quarter largely offset by recognition of deferred revenue from orders received in prior periods.

Service revenue of $8.2 million was up $1 million or 14% from the first quarter of 2008.  Nearly all categories of service revenue were up, except for national conference revenues because we held a national conference in 2008 but did not hold one in the first quarter of 2009.

Consistent with the trend we have experienced for several quarters, the most significant increases in service revenues occurred in hosting and other technical services.  This service revenue increase reflects the strong orders we experienced in prior periods for our enterprise subscription products and our hosting services.

Total gross profit margins for the quarter increased to 79.6% compared to 73.5% last year.  Product gross profit margins increased to 85.5% compared to 84.2% in the trailing quarter and 81.8% in the first quarter of 2008 primarily due to mix weighted more heavily to software and due to some hardware cost reductions.

Service gross margins increased to 64.6% compared to 61.9% in the trailing quarter and 47.6% in Q1 2008.  This is now the seventh consecutive quarter of year-over-year improved service gross margins.  The improvement was due to the growth in our more profitable technical service areas, especially hosting, by better leveraging of our fixed costs and by the fact that last year’s first quarter margins were negatively impacted by our national conference.

Operating expenses decreased by nearly $700,000 in the quarter compared to last year.  Selling and marketing expenses decreased about $500,000 due to lower travel costs and reduced advertising spending.

RENAISSANCE LEARNING

Moderator: Mary Minch

04-16-09/4:00 pm CT

Confirmation # 8991574

General and administrative expenses decreased about $700,000 primarily due to $300,000 incurred in the prior year to terminate contracts where we changed the timing and location of the events and due to reductions in travel costs.

Research and development costs increased approximately $400,000 mainly due to capitalization of software development cost in 2008 versus no cost capitalized in the current quarter.

As we noted last quarter, we have implemented several cost savings initiatives including reducing laptop sales costs, implementing a general hiring freeze, reducing product development expenses related to some of our lower-performing product lines and other general non-payroll cost constraints.

There was minimal net impact from these initiatives in the first quarter, as we expected, because the savings were offset by one-time severance and other charges.  In the second quarter, we expect that operating expenses will be lower than first quarter levels by over $500,000 and for the full year, we estimate that we will realize about $3 million in cost saving as we implement the initiatives throughout the year.  Ultimately, we expect total annual savings to reduce our cost structure by approximately $5 million.

We have recorded tax expense of approximately 38% of pre-tax income in the first quarter which is about what we expect our effect rate to be for the full year excluding any audit settlements or other changes in reserves due to statue of limitation expirations.

Despite the decline in orders, operating cash flow for the quarter was $2.9 million versus $1 million in the first quarter of 2008.  Strong collections and timing of taxes and other disbursement helped cause the improvement.

RENAISSANCE LEARNING

Moderator: Mary Minch

04-16-09/4:00 pm CT

Confirmation # 8991574

The quality and aging of our accounts receivable remain strong with days sales outstanding of just 28 days after adjusting for the impact of deferred revenue.

Now, I will turn it over to Steve to provide additional comments.  Steve?

Steven Schmidt:  Thank you, Mary.  It is great to be able to report a nearly 50% increase in earnings for the first quarter.  As Mary mentioned the gains are largely the result of the strong subscription orders from last year particularly from our Accelerated Reader Enterprise sales.

First quarter earnings were down 16% overall.  We certainly are not happy with that level of decline in orders but there are several reasons why we do not view the first quarter as a sign of an ongoing trend.  First, Q1 is typically one of our seasonally lower quarters and is becoming more so as we migrate toward more subscription software sales.

Customer orders for subscriptions are generally aligned with school budget cycles.  And, therefore, a larger percentage of our subscription orders are placed in the second and even more so in the third quarters.  As we increase our percentage of customers on subscription our sales of quizzes decline because AR Enterprise customers receive access to all 130,000 quizzes with their subscription.  Quiz sales were historically strongest in Q1 and Q4 and that makes the decline when compared to prior years a little more dramatic.

In addition, the economic recession has put significant pressure on school budgets, a factor that already was affecting order rates in 2008.  Schools and districts continue to be very careful with their spending plans, but the government stimulus proposals that were debated and eventually passed in the first quarter added even more delay.

Many schools went into a holding pattern until they understand how the American Recovery and Reinvestment Act would help them and what programs could now be funded.  Quote activity and

RENAISSANCE LEARNING

Moderator: Mary Minch

04-16-09/4:00 pm CT

Confirmation # 8991574

customer interest has picked up since late March, and we are optimistic that this will translate into improved order levels over the next several quarters.

We continue to see positive trends in some of our key metrics.  We added more than 1000 schools to our Renaissance Place platform bringing the total number of customers using RP to over 27,000.  We increased our base of AR Enterprise schools to over 19,000 in Q1, a respectable increase of over 1000 schools despite the seasonally low first quarter.

In addition, those customers who have converted to AR Enterprise continue to spend on average over $1000 more per year in annual reading software purchases and are also buying hosting and other services as well.

Speaking of hosting, this service is becoming so popular with our customers that we have named it Renaissance Place Live and expect to focus on expanding its capabilities and features in the future.

Renaissance Place also continues to have a significant impact on the make-up of our revenue.  Subscriptions and related recurring services as a percent of total software revenue was 58% in the first quarter compared to 54% in the trailing quarter and 40% in first quarter last year.

On the laptop side of our business, there was some positive signs in the quarter.  Domestic laptop orders were down about 8% in the first quarter due to the recessionary pressures.  However, that is a substantial improvement over the previous quarter which was down over 20%.  The AR NEO 2 promotion yielded improved results which not only help stem the decline but also added a sizable number of first time NEO customers.  Unfortunately, the U.K. order rate for laptops were very weak resulting in worldwide laptop orders to decline by 12%, again, still a significant improvement over Q4.

RENAISSANCE LEARNING

Moderator: Mary Minch

04-16-09/4:00 pm CT

Confirmation # 8991574

With the expectation of the stimulus money and new features becoming available for NEO 2, we believe laptop order rates should improve in the quarters ahead.

Reading and Math software orders were both weak for the quarter due to the seasonal shift and the school budget pressures and delays caused by the stimulus activity.

With respect to the stimulus funds, we believe that this additional funding is critical to schools especially in the states where budget deficits are the most severe and will put schools back in a position of being better able to afford the programs and resources necessary to provide a quality education.  As a result of the education funding that is part of the American Recovery and Reinvestment Act, we are cautiously optimistic about the next several quarters.  Although it is difficult to quantify the expected impact in the near term because it remains unclear how quickly stimulus funds will be deployed,  we are increasingly optimistic and are already starting to see some loosening up of budgets and a clear pick-up in customer interests in anticipation of the funds.

The focus of the monies associated with the American Recovery and Reinvestment Act is also encouraging because we believe our products are aligned with the objectives targeted.  The Act emphasizes achieving sustainable impacts to improve teacher effectiveness in advancing learning and our products can assist teachers do just that by helping them manage their time, develop classroom efficiencies and gather the information needed to make data driven decisions.

We are also encouraged by the recent focus on Response to Intervention or RTI which is rapidly becoming the leading model for school improvement in the United States.  RTI is being supported by Federal legislation and mandated by an increasing number of states.  In basic terms, RTI is a framework for making instructional decisions based on data.  Its emphasis is to provide differentiated instruction, provide frequent monitoring of student progress and to adjust instruction based on the data from the monitoring efforts.  Obviously, without automated tools and

RENAISSANCE LEARNING

Moderator: Mary Minch

04-16-09/4:00 pm CT

Confirmation # 8991574

technology, the data burden for RTI is unmanageable and that is where our products excel.  Basically, Renaissance Learning was promoting and facilitating this approach before RTI was even being discussed.

Our company’s products have always focused on providing a framework for systematically measuring the student’s current level of mastery, providing tools to efficiently measure student progress and provide data and reports to help the teachers make informed decision about instruction.  We have been working closely with a number of the leading national RTI experts who all seem to agree that our products are ideal for facilitating the implementation of the RTI framework in schools.

Our STAR Reading and STAR Early Literacy reading assessment products recently received the highest ratings among reading screening tools reviewed by the National Center on Response to Intervention which is funded by the U.S. Department of Education.  The center helps educators identify credible and reliable evidence to make informed decisions about scientifically based tools for use within an RTI framework.  And these ratings mean that our STAR products not only met the organization’s criteria for screening reading tools as valid, reliable and evidence based but in fact, our products beat out all other assessment tools, several of which were specifically developed with RTI and these criteria in mind.  Our STAR products are now used in over 47,000 schools nationwide.

Building on our STAR product’s popularity, capabilities and effectiveness, just yesterday we announced a state-wide assessment offering.  Star Standards is a comprehensive state-of-the-art standards benchmark testing platform for immediate deployment to school districts on a state-wide contract basis.  STAR standards incorporate a new hybrid computer adaptive approach to greatly reduce the average online testing time while providing the benchmarking progress monitoring and assessment of core and state specific standards and measures individual student growth longitudinally over many years.

RENAISSANCE LEARNING

Moderator: Mary Minch

04-16-09/4:00 pm CT

Confirmation # 8991574

We believe Star Standards solves the biggest formative assessment challenges in school today namely:  usability, teacher acceptance and cost.  By cost, I mean, in terms of both dollars spent and teacher time.  We believe Star Standards offers great potential for states that want to leverage the popularity, effectiveness and affordability of our STAR products into a state-wide program.

We announced Successful Reader, our exciting new reading intervention solution last quarter.  I am pleased to report that the product is on target for a May release and we are continuing to receive significant interests from our customer base.  Successful Reader, which combines AR best practices, instructional materials developed by Dr. Roger Farr and premium audio books provided by Audible.com is a unique reading intervention program which fits well into the RTI framework.

Our pilot users are amazed at how easy the program is to implement and the incredible motivational impact it is having on students.  Getting students engaged and focusing on the key skill areas of comprehension and vocabulary that have the greatest impact on reading achievement is resulting in significant improvements in student reading skills which will help them catch up with their peers.

As we look ahead to the second and third quarters, which are our seasonally high orders periods, we expect some positive momentum from the stimulus funds.  Our products have always been focused on the best use of technology to enhance practice, provide the data to differentiate instructions and help teachers make data driven decisions.  Now, due to the added emphasis on these areas with the stimulus funds and RTI initiatives, we believe we are better positioned than ever to help educators achieve long-term sustainable improvements in student achievement.

Now, Terry, Mary and I will be happy to answer any questions that you have.

RENAISSANCE LEARNING

Moderator: Mary Minch

04-16-09/4:00 pm CT

Confirmation # 8991574

Operator:  Thank you.  Ladies and gentlemen, if you are calling as a representative of an investment firm, you are invited to ask questions at this time.  Please press star 1 on your telephone keypad if you would like to ask a question.  Please ensure your mute function is turned off to allow your signal to reach our equipment.  And again, that is star 1 for questions at this time.  And we will pause for a moment.

And we will take our first question from Jason Anderson with Stifel Nicolaus.

Jason Anderson:  HI, everybody.  How are you doing today?

Steven Schmidt:  Hi, Jason.

Jason Anderson:  I’m in for Jerry and Bob today.  To start off with the, with your, you are talking about the increase in quotes, the activity that you see from the stimulus or maybe some confidence in the you know from the stimulus funds, can you give us any more color on the improvement you think you will see I mean as you know we have seen order rates down 10%, down 16%.  I know there are seasonality in those, but do you see any more color or direction you can give on what improvement would be?

Steven Schmidt:  Jason, this is Steve.  It is really hard to quantify.  We certainly expect some pick-up not only due to the activity that we are seeing, but because we know the stimulus funding is coming.  However, it has been slower to roll out than many anticipated that and continue to be so.  We would have expected to see more activity from it, actual orders or schools are actually getting the money by now and it has been slower to roll out.  So it is hard to say how quickly it is going to pick up or how big an impact it could have on Q2 more likely to see the full effect in Q3 but you know we are watching, watching it all closely.  I am not prepared at this point to give any kind of specific projection on it.

RENAISSANCE LEARNING

Moderator: Mary Minch

04-16-09/4:00 pm CT

Confirmation # 8991574

Jason Anderson:  OK.  Great.  Do you also, along those lines, are there any, we knew you talked about your products would dovetail well with the initiatives there, are there any specific products one more than others that you think will be a bigger beneficiary of the stimulus?

Steven Schmidt:  Well, as I mentioned in my comments, the STAR products clearly, are the most obvious fit because of the data that they provide and the really ideal fit with RTI.  But the Accelerated products Accelerated Reader, Accelerated Math clearly are very important with RTI and will qualify for the stimulus funding as well.  I would also point to Successful Reader as an innovative reading intervention product that really is designed to be ideal for a tier II RTI implementation, that is students that are struggling and need some extra help Successful Reader should benefit from RTI.

Jason Anderson:  OK. Great. Did you comment, I am sorry if I missed it with the PO which are renewal rates has been, I know it is not, probably it is not one of your higher renewal seasons but any comment there?

Steven Schmidt:  Sure.  I did not mention the statistics.  Renewals continue to be very good, especially considering the difficult environment that we’re in budget-wise.  We have seen the reading renewal in particular hold up very well.  We have seen math dropped off a bit from what we have been and we attribute that to the budgetary situation but overall, we are very pleased with the limited trends that we see.  At this time of year, you are right, this isn’t a big renewal period for us so it is hard to gauge a great deal from the activity, but we are generally pleased.

Jason Anderson:  Would you characterize that as above or below your, and typically characterize around the 90% or above 90%.  Does that hold true or?

RENAISSANCE LEARNING

Moderator: Mary Minch

04-16-09/4:00 pm CT

Confirmation # 8991574

Steven Schmidt:  Yes, overall, it is.  Reading is well-above 90%, math has fallen below 90% but still solid in the mid 80s.

Jason Anderson:  OK.  And, are your renewals counted in the order, I guess, intake or orders really specific to new first time customers?

Steven Schmidt:  Well, orders are overall orders placed.  So they would include new product adoptions as well as any renewals or ongoing orders.

Jason Anderson:  OK.  Let us see.  Also, more to the sales distribution, is there, could you give us some update on number of reps or by distributions or I am not sure you comment on that in the past.

Steven Schmidt:  We have got a sales force that has been very stable many of our competitors or others in the industry have reduced their sales force in recent times that is cost cutting measures.  We have chosen not to other than some you know reorganization we went through which was more of an efficiency move than it was actually taking a great deal of the cost out.  We have got approximately 120 sales representatives both on the inside and in the field at this point.  And that has been the case for in the last year-and-a-half to 2 years.

Jason Anderson:  OK.  Great.  Touch back here on the software orders.  Did you give us any information there?  I do not think I heard it on the growth and orders for reading and for math?

Steven Schmidt:  No.  We did not cite that specifically other than that unlike the fourth quarter where reading orders held up better than math, we saw both decline due to the reasons that we mentioned in the comments.

Jason Anderson:  OK.  And can you give us the – your – about your average annual subscription size?

RENAISSANCE LEARNING

Moderator: Mary Minch

04-16-09/4:00 pm CT

Confirmation # 8991574

Steven Schmidt:  I do not think we’ve typically disclosed that.  I mean, it depends school by school, it depends on enrollment.  Obviously, you have some of the larger middle or high schools that can be well over 1000 to 2000 students to you know some of the smaller elementary schools.  So it is really a wide range, Jason, depending on school enrollment.

Jason Anderson:  OK.  And one thing and I will send it over here but on the expense side, you did comment, you gave us some color on 1Q and the full year, but can we just touch back or did you get more savings this quarter, I mean, a little bit more than we thought that you will be getting.  Is it trending ahead of where you thought – or sounds like in line – but I was just kind of giving a color on that?

Mary Minch:  Jason, this is Mary.  It really is in line, you are right.  As I noted we had some one time items that occurred last year that were not recurring, which was the reason for a lot of the decline.  We are seeing some reductions.  I mentioned travel cost, and other cost control measures but for the most part, really coming in where we expected and then expecting to see some of our cost saving efforts to start taking effect in the second quarter.

Jason Anderson:  OK.  Thanks.  I will turn it over.

Operator:  Thank you.  And again, ladies and gentlemen, that is star 1 for question at this time.  Our next question comes from Steve Sharkey with Flat Creek Investors.

Steve Sharkey:  Hi.  I thought that was a positive announcement a couple of weeks ago for STAR Reading and STAR Early Literacy that they got these high ratings – the highest ratings of screening assessments for response to intervention and I was wondering how many other assessment programs are you competing with and – that is the first question, second part of that is is there any chance that either the federal government or state government could mandate your products or shortlist the products that schools could choose from.  And I guess, the third question

RENAISSANCE LEARNING

Moderator: Mary Minch

04-16-09/4:00 pm CT

Confirmation # 8991574

is as I understand that that money is also there is a big pot of money there that’s unrelated to stimulus money, is that correct?  It is sort of three questions that are related to …

Steven Schmidt:  Several questions.

Steve Sharkey:  How many other programs …

Steven Schmidt:  There is a number of other programs, Steve, including quite a few paper-based assessments.  It is just not practical anymore in terms of the time that they take or there effectiveness in providing data back.  But there is several products out there that we competed against.  It is not – it is a relatively crowded market but there is a quite number of them but STAR clearly in this their opinion stood out above the others and really confirmed what we felt all along that they were by far the best product on the market.  As far as – go ahead.

Steve Sharkey:  The second point was is there any chance that your program could be short-listed or mandated for schools by the state or federal government?

Steven Schmidt:  I would not, I do not know if I will use the word mandate as much as the STAR Standards product is really designed to be a state-wide offering to be adopted state-wide and so if we are successful in getting states to adopt that particular product, we would see widespread use of the product and perhaps total use of the product in the states that were to choose to work with us.  So, yes, on that basis, it could get much broader use.

Steve Sharkey:  Have you started marketing that yet?

Steven Schmidt:  In a limited way but now that we have announced it, obviously we will roll it out in a much more bigger way.

RENAISSANCE LEARNING

Moderator: Mary Minch

04-16-09/4:00 pm CT

Confirmation # 8991574

Steve Sharkey:  OK.  And again, the money there, as I understand it, that is there is not part of the stimulus package, is that correct?

Steven Schmidt:  Well, there is various categories of money within the stimulus package and there are certain monies in there that would be available for states to use in implementing a state-wide assessment program, yes.

Steve Sharkey:  There is not money already under No Child Left Behind or whatever or for these reading programs?

Steven Schmidt:  Yes, there is but the stimulus money in particular designates money that we think would be ideal for the states to use on this basis to implement technology on a state-wide basis.  There is some language in the stimulus bill that actually is actually right on to this type of a product.

Steve Sharkey:  OK.  Thank you.

Operator:  And as a final reminder, ladies and gentlemen, that is star 1 for questions at this time.

And Mr. Schmidt, we have no questions in the queue at this time.  I will turn things back over to you for any additional remarks.

Steven Schmidt:  Thank you.  We continue to believe in our products and the value of the Enterprise offering and the important role we can play in helping schools accelerate learning.  We are encouraged by the incremental funds that our government is investing in education, but regardless of the ebb and flow of funding and economic and budgetary issues, we know that educators understand that our products can help them make dramatic differences in the lives of their students.

RENAISSANCE LEARNING

Moderator: Mary Minch

04-16-09/4:00 pm CT

Confirmation # 8991574

We have remained true to our mission of providing tools to accelerate learning, and we believe that that focus along with our strong financial position and the initiatives we put in place to drive growth and reduce our cost structure will allow us to achieve significant growth in the longer term.

Thank you for joining us today.  We will talk with you again in July.

Operator:  And that does conclude today’s presentation.  Thank you for your attendance and have a nice day.

END